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                                                                    EXHIBIT 99-a


            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

         ADC Telecommunications, Inc. ("ADC") desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and is filing this cautionary statement in connection with such act. This Form 10-Q and ADC's Annual Report to Shareholders, any Form 10-K, Form 10-Q or Form 8-K of ADC or any other written or oral statements made by or on behalf of ADC may include forward-looking statements which reflect ADC's current views with respect to future events and financial performance. The words "believe," "expect," "anticipate," "intends," "estimate," "forecast," "project" and similar expressions identify forward-looking statements.

         ADC wishes to caution you that any forward-looking statements made by or on behalf of ADC are subject to uncertainties and other factors that could cause actual results to differ materially from such statements. These uncertainties and other factors include, but are not limited to the factors listed under the caption "Risk Factors" below (many of which have been discussed in prior SEC filings by ADC). Though ADC has attempted to list comprehensively these important factors, ADC wishes to caution investors that other factors may in the future prove to be important in affecting ADC's results of operations. New factors emerge from time to time and it is not possible for management to predict all of such factors, nor can ADC assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

         You are further cautioned not to place undue reliance on such forward-looking statements as they speak only of ADC's views as of the date the statement was made. ADC undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                  RISK FACTORS

RAPID TECHNOLOGICAL CHANGE AND IMPORTANCE OF NEW PRODUCTS

         The telecommunications equipment industry is characterized by rapid technological change. In our industry, we also face evolving industry standards, changing market conditions and frequent new product introductions and enhancements. The introduction of products using new technologies or the adoption of new industry standards can make existing products or products under development obsolete or unmarketable. In order to grow and remain competitive, we will need to anticipate changes in technology and industry standards and successfully develop and introduce new products on a timely basis in order to grow and remain competitive. New product development often requires long-term forecasting of market trends, development and implementation of new technologies and processes and a substantial capital commitment. ADC has recently invested, and we will continue to invest, substantial resources for the development of new products. Development and customer acceptance of new products is inherently uncertain. As a result, we cannot predict whether we will successfully develop new products on a timely basis or whether the products we develop will be commercially successful. If we fail to anticipate or respond on a cost-effective and timely basis to technological developments, changes in industry standards or customer requirements, or if we have any significant delays in product development or introduction, our business, operating results and financial condition could be materially and adversely affected.

UNCERTAIN MARKET FOR BROADBAND NETWORK PRODUCTS

         In the past, our principal product offerings have been copper-based and fiber-optic-based products designed to connect and transmit information on traditional telephony networks. With the growth of multimedia applications and the development of enhanced voice, video and Internet/data services, ADC's recent product offerings and research and development efforts have been and are focused on new technologies and hardware, software and service offerings for the broadband telecommunications applications. The market for broadband


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telecommunications hardware, software and services is rapidly changing. Our future growth is dependent in part on its ability to successfully develop and commercially introduce new products for this market. Our future will also depend on the growth of this market. The growth in the market for broadband telecommunications products is dependent on a number of factors. These factors include the amount of capital expenditures by public network providers, regulatory and legal developments, changes to capital expenditure rates by other network providers (which could result from consolidation of customers in the market as well as the addition of new customers to the market) and end-user demand for integrated voice, video, Internet/data and other network services. We cannot predict whether the market for broadband telecommunications products will develop rapidly. Also, we cannot predict technological trends or new products in this market. In addition, to the extent this market develops, ADC cannot predict whether its products will meet with market acceptance or be profitable. We may not be able to compete successfully, and competitive pressures may materially and adversely affect our business, operating results and financial condition.

COMPETITION

         Competition in the telecommunications equipment industry is intense. We believe that competition may increase substantially with the increased use of broadband networks and recent regulatory changes. Many of ADC's foreign and domestic competitors have more extensive engineering, manufacturing, marketing, financial and personnel resources than we have. We believe our success in competing with other manufacturers of telecommunications products will depend primarily on our engineering, manufacturing and marketing skills, the price, quality and reliability of its products, and its delivery and service capabilities. We anticipate increasing pricing pressures from current and future competitors. In addition, we believe that technological change, the increasing addition of Internet/data, video and other services to networks, continuing regulatory change and industry consolidation or new entrants will continue to cause rapid evolution in the competitive environment. The full scope and nature of these changes is difficult to predict at this time. Increased competition could result in price reductions, reduced margins and loss of market share by ADC. We cannot predict whether we will be able to compete successfully with our existing products or with new competitors. Competitive pressures faced by ADC could materially and adversely affect our business, operating results and financial condition.

FLUCTUATIONS IN OPERATING RESULTS

         Our operating results vary significantly from quarter to quarter. These fluctuations are the result of the volume and timing of orders from and shipments to major customers, the timing of and the ability to obtain new customer contracts and the timing of new product announcements. Our quarterly results also vary due to the availability of our product and those of our competitors, overall level of capital expenditures by public network providers, market acceptance of new and enhanced versions of ADC's products, variations in the mix of products ADC sells or its sales channels, and the availability and cost of key components. Many of these factors are affected by the changing competitive environment in which our customers operate. Competition may be affected by consolidation among telecommunications service providers. In addition, we are growing through acquisition and expansion, and our recent results of operations may not be a good predictor of our results in future periods. Our expense levels are based in part on expectations of future revenues. If revenue levels in a particular period are lower than expected, our operating results will be adversely affected. In addition, our results of operations are also subject to seasonal factors. We historically have had stronger demand for our products in the fourth fiscal quarter, primarily as a result of our year-end incentives and customer budget cycles. We have experienced weaker demand for our products in the first fiscal quarter, primarily as a result of the number of holidays in late November, December and early January and a general industry slowdown during that period. We cannot predict if historical seasonal trends will continue in the future. In addition, it is possible that some of ADC's customers may reduce their level of expenditures for our products, particularly software products, in the last half of calendar year 1999 as a precautionary measure relating to the Year 2000 problem with computer systems generally.

CHANGING REGULATORY ENVIRONMENT

         The telecommunications industry is subject to regulation in the United States and other countries. Our business is dependent upon the continued growth of the telecommunications industry in the United States and


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internationally. Federal and state regulatory agencies regulate most of ADC's domestic customers. In early 1996, the U.S. Telecommunications Act of 1996 (the "Telecommunications Act") was enacted. The Telecommunications Act lifted certain restrictions on the ability of companies, including the Regional Bell Operating Companies and other customers of ADC, to compete with one another. The Telecommunications Act also made other significant changes in the regulation of the telecommunications industry. While we believe that the changes could increase our opportunities to provide solutions for our customers' voice, data and video needs, this result is dependent on the reaction of our existing and prospective customers to these new regulatory trends. To date, increased competition among telecommunications service providers as contemplated by the Telecommunications Act has not been fully realized, and we cannot predict the timing and intensity of new competition. The effect on the market for our products is difficult to predict, and we do not know whether competition in our product market will not intensify as a result of the changes in regulation. Changes in current or future laws or regulations in the United States or elsewhere could materially and adversely affect our business.

INTERNATIONAL OPERATIONS

         Our export sales accounted for 20% of our net sales in fiscal 1998 and 21% of our net sales in each of fiscal 1997 and 1996. We expect export sales to increase as a percentage of net sales in the future. In addition to sales and distribution in numerous countries, we own or subcontract operations located in Australia, China, Finland, Israel, Mexico and the United Kingdom. Due to our export sales and our international manufacturing operations, ADC is subject to the risks of conducting business internationally. These risks include unexpected changes in or impositions of legislative or regulatory requirements, fluctuations in the U.S. dollar, and tariffs and other barriers and restrictions. Other potential risks include longer payment cycles, greater difficulty in accounts receivable collection, potentially adverse taxes, and the burdens of complying with a variety of foreign laws and telecommunications standards. We are also subject to general geopolitical risks, such as political and economic instability and changes in diplomatic and trade relationships. ADC maintains business operations and has sales in many international markets, including Asia and Latin America. Economic conditions in many of these markets, and in particular in Asia and Latin America, represent significant risks to ADC. We cannot predict whether our sales and business operations in these markets will be adversely affected by these conditions. Instability in foreign markets, particularly in Asia and Latin America, could negatively impact our results of operations. Potential turmoil in the Middle East could also negatively impact our results of operations and asset valuation for our recently acquired subsidiary, Teledata Communications, Ltd., located in Herzliya, Israel. In addition to the effect of international economic instability on foreign sales, domestic sales to U.S. customers having significant foreign operations could be adversely impacted by these economic conditions. We cannot predict whether or not these factors will not materially and adversely affect our operations in the future. In addition, the laws of certain foreign countries may not protect our proprietary technology to the same extent as do the laws of the United States.

DEPENDENCE ON PROPRIETARY TECHNOLOGY

         Our future success depends in part upon its proprietary technology. Although we attempt to protect our proprietary technology through patents, copyrights and trade secrets, our future success will depend upon product development, technological expertise and distribution channels. We cannot predict whether we can protect our technology, or whether competitors can develop similar technology independently. We have received and may continue to receive from third parties, including some of our competitors, notices claiming that we are infringing third-party patents or other proprietary rights. We cannot predict that we will prevail in any litigation over third-party claims, or that we would be able to license any valid and infringed patents on commercially reasonable terms. Furthermore, litigation, regardless of its outcome, could result in substantial cost to and diversion of effort by ADC. Any litigation or successful infringement claims by third parties could materially and adversely affect our business, operating results and financial condition.

YEAR 2000 MATTERS

         Many currently installed computer systems and software are coded to accept only two digit entries in date code fields. These date code fields will need to accept four-digit entries to distinguish 21st century dates from 20th century dates. This problem could result in system failures or miscalculations, causing disruptions of business


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operations (including a temporary inability to process transactions, send invoices or engage in other business activities). As a result, many companies' computer systems and software will need to be upgraded or replaced in order to comply with Year 2000 requirements. The potential global impact of the Year 2000 problem is not known, and, if not corrected in a timely manner, could affect ADC and the U.S. and world economy generally. Our product development processes currently contain steps to include Year 2000 readiness verification for all current and future products. We believe that most of our products are currently Year 2000 ready. A few of our products, which contain Year 2000 issues, will be phased out prior to the year 2000. A few other ADC products contain minor Year 2000 issues that do not affect performance or service. Although there can be no assurance, we believe that readiness for our other products that are not Year 2000 ready will be achieved prior to January 1, 2000.

VOLATILITY OF STOCK PRICE

         Based on the trading history of our Common Stock, we believe factors have caused and are likely to continue to cause the market price of the Common Stock to fluctuate substantially. These factors include such as announcements of new products by ADC or its competitors, quarterly fluctuations in our financial results, customer contract awards, developments in telecommunications regulation and general conditions in the telecommunications equipment industry and general economic conditions and general conditions in financial markets. In addition, telecommunications equipment company stocks have experienced significant price and volume fluctuations that are often unrelated to the operating performance of such companies. This market volatility may adversely affect the market price of the Common Stock.


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